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                                                                    EXHIBIT 12.1

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                       Ratio of Earnings to Fixed Charges

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                                                                                                       FOR THE SIX
                                                                                                       MONTHS ENDED
                                                      FOR THE YEARS ENDED DECEMBER 31,                   JUNE 30,
                                            -------------------------------------------------------   --------------
                                             1998        1999         2000        2001        2002         2003
                                            ------      ------      -------     -------     -------   --------------
Income from continuing operations
    before income taxes..................   $138.8      $ 92.1       $175.0     $ 66.2       $194.0       $116.9
Minority interest in earnings
    (losses) of consolidated
    subsidiaries included in income
    from continuing operations before
    income taxes.........................     (0.7)        1.0          0.3           -           -            -

Fixed charges:
    Interest expensed and capitalized....      8.8        11.0         17.6       18.1         35.5         18.0
    One-third of rentals.................      0.9         1.4          2.0        1.8          2.2          1.2
                                            ------       -----       ------      -----       ------        -----
      Total fixed charges................      9.7        12.4         19.6       19.9         37.7         19.2
    Interest credited under
      reinsurance contracts..............    153.2       153.1        104.8      111.7        126.7         84.7
                                            ------       -----       ------      -----       ------        -----
      Total fixed charges including
        interest credited under
        reinsurance contracts............   $162.9      $165.5       $124.4     $131.6       $164.4       $103.9

    Less interest capitalized, net of
      amortization.......................        -          -            -            -           -            -
                                            ------       -----       ------      -----       ------        -----

Income from continuing operations
    before income taxes and
    minority interest plus
    total fixed charges..................   $147.8      $105.5       $194.9     $ 86.1       $231.7       $136.1
                                            ======      ======       ======      =====       ======        =====
Income from continuing operations
    before income taxes and
    minority interest plus total
    fixed charges including interest
    credited under reinsurance
    contracts............................   $301.0      $258.6       $299.7     $197.8       $358.4       $220.8
                                            ======      ======       ======      =====       ======        =====

Ratio of earnings to fixed charges.......     15.2        8.5          9.9         4.3          6.1          7.1
                                            ======      ======       ======      =====       ======        =====
Ratio of earnings to fixed charges
    including interest credited under
    reinsurance contracts................      1.8        1.6          2.4         1.5          2.2          2.1
                                            ======      ======       ======      =====       ======        =====
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